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                                                                    Exhibit 99.1

          LUCILLE FARMS, INC. ANNOUNCES $11 MILLION BORROWING FACILITY
                        WITH LASALLE BUSINESS CREDIT, LLC

MONTVILLE, NJ - DECEMBER 6, 2004 - LUCILLE FARMS, INC. (NASDAQ-LUCY) a manufacturer and marketer of low moisture mozzarella cheese, reduced fat and non-fat low moisture mozzarella cheese and pizza cheese today announced that it had obtained an $11 million borrowing facility from LaSalle Business Credit, LLC, consisting of (a) a $7,000,000 revolving loan, with interest payable at 1/4 of 1% over the LaSalle Bank prime lending rate, (b) a $2,000,000, five-year, "Term Loan A", with interest payable at 1/4 of 1% over the LaSalle Bank prime lending rate, payable interest only for the first two years with principal payments beginning in year 3 on a 7 year amortization schedule, the proceeds of which will be used to repay outstanding loans, (c) a $1,000,000, two year, "Term Loan B", with interest payable at 1.50% over the LaSalle Bank prime lending rate, payable in equal monthly installments commencing January 1, 2005, the proceeds of which will be used for working capital, and (d) capital equipment loans aggregating $1,000,000, with interest at 1.25% over the LaSalle Bank prime lending rate, the proceeds of which will be used to purchase equipment as part of the Company's capital expansion plan.

Jay Rosengarten, CEO, stated "the revolving loan substantially reduces the interest rate the Company pays on its current revolving loan, increases the borrowing limit by $2,000,000 to provide for growth, and increases the amount of cash the Company receives on its accounts receivable and inventory; Term Loan A restructures some of the Company's existing debt at a lower interest rate, and provides for a longer payment period; Term Loan B provides the Company with additional working capital; and the capital equipment line will enhance the Company's goal to further reduce operating expenses through automation and the installation of more productive equipment.

Mr. Rosengarten added "the company is continuing its efforts to refinance its long term mortgage on plant and equipment at a lower cost and to provide additional funds to further automate the company's plant and increase storage capacity. Our refinancing program is part of management's effort to reduce operating costs, improve productivity and provide for future growth.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends, market acceptance of new products and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.

Contact:  Jay Rosengarten, CEO
          973-334-6030


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